As filed with the Securities and Exchange Commission on July 19, 2018
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
________________________
FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
________________________
comScore, Inc.
(Exact name of registrant as specified in its charter)
________________________

Delaware	7389	54-1955550
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
	11950 Democracy Drive, Suite 600 Reston, Virginia 20190 (703) 438-2000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
________________________
Carol DiBattiste
comScore, Inc.
11950 Democracy Drive, Suite 600
Reston, Virginia 20190
(703) 438-2000
(Name, address, including zip code, and telephone number, including area code, of agent for service)
________________________
Copies To:

Mark L. Hanson, Esq. Neil M. Simon, Esq. Jones Day 1420 Peachtree Street, N.E., Suite 800 Atlanta, Georgia 30309 (404) 521-3939
________________________
Approximate date of commencement of proposed sale to the public: From time to time following the effective date of this registration statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
Emerging growth company	☐

________________________
CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common stock, par value $0.001 per share	24,816,578 (3)	$21.480	$533,060,095.44	$66,365.98

(1)
In the event of a stock split, stock dividend or other similar transaction involving the registrant’s common stock, par value $0.001 per share, in order to prevent dilution, the number of shares of common stock of the registrant registered hereby shall be automatically increased to cover the additional shares of common stock in accordance with Rule 416(a) under the Securities Act of 1933.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933. Based on the average of the high and low sales prices of the registrant’s common stock on the Nasdaq Global Select Market on July 17, 2018.

(3)
Represents the sum of (a) 130% of the shares of the registrant’s common stock issuable upon conversion of the registrant’s senior secured convertible notes due January 16, 2022, which were acquired by certain of the selling stockholders named in this registration statement in a private placement (the “Starboard Transaction”), (b) 130% of the shares of common stock issuable from time-to-time in the event that the registrant pays interest on such senior secured convertible notes in shares of its common stock, (c) the number of shares of common stock of the registrant issuable upon exercise of warrants to purchase common stock issuable to certain of the selling stockholders named in this registration statement in the Starboard Transaction and (d) 11,319,363 shares of common stock presently outstanding and held by a stockholder named herein with registration rights under a stockholders’ rights agreement.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not offer or sell these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell these securities and neither comScore nor the selling stockholders is soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS
Subject to completion, dated July 19, 2018
24,816,578 Shares of Common Stock
of
comScore, Inc.
________________________
This prospectus relates to the offer and sale, from time to time, by the selling stockholders named in this prospectus (the “selling stockholders”) of up to 24,816,578 shares of our common stock, par value $0.001 per share (our “common stock”), consisting of:

•
8,309,367 shares of common stock, which represents 130% of the shares of common stock issuable upon conversion of the $200 million aggregate principal amount of our senior secured convertible notes due January 16, 2022 (the “convertible notes”) issued to certain of the selling stockholders named herein, (collectively, the “Starboard Stockholders”) in a private placement (the “Starboard private placement”) pursuant to a purchase agreement between the Starboard Stockholders and the Company (the "Starboard purchase agreement");

•
4,937,848 shares of common stock, which represents 130% of the shares of common stock issuable from time-to-time in the event that we pay interest on the convertible notes in shares of common stock (the “PIK Interest Shares”);

•
250,000 shares of common stock issuable upon the exercise of warrants (the “warrants”) issuable to the Starboard Stockholders (the “warrant shares”), with an exercise price of $0.01 per share, and subject to adjustment as provided in the warrants, which warrants we agreed to issue in the Starboard private placement (the foregoing, the “Starboard Transaction”); and

•
11,319,363 shares of common stock presently outstanding and beneficially owned by Cavendish Square Holding B.V. (“Cavendish Square”) an indirect wholly-owned subsidiary of WPP plc (“WPP”), and WPP (together, the “WPP Stockholders”).

The shares of our common stock are being registered to fulfill our contractual obligations under (1) a registration rights agreement entered into by us and the Starboard Stockholders in connection with the Starboard private placement (the "Starboard registration rights agreement") and (2) a stockholders’ rights agreement entered into by, among others, us and the WPP Stockholders in connection with certain transactions entered into with WPP in 2015 (the "WPP stockholders rights agreement").
The shares offered by this prospectus may be sold from time to time by the selling stockholders at prevailing market prices or prices negotiated at the time of sale. The selling stockholders may offer and sell the shares of common stock to or through underwriters, dealers or agents, or directly to investors, on a continuous or delayed basis. See “Plan of Distribution” and “Selling Stockholders.”
We will not receive any proceeds from the sale of any of the shares by the selling stockholders, but to the extent that the warrants are exercised in whole or in part, we will receive payment of the exercise price. We have agreed to pay certain expenses in connection with the registration of the shares. The selling stockholders will pay all underwriting discounts and selling commissions, if any, in connection with the sale of the shares.

Our common stock is listed on the Nasdaq Global Select Market under the symbol “SCOR.” The last reported sale price of our common stock on the Nasdaq Global Select Market on July 18, 2018 was $21.25 per share.
Investing in our common stock involves a high degree of risk. These risks are described under the caption “Risk Factors” that begins on page 3 of this prospectus.
Neither the Securities and Exchange Commission (the “SEC”), nor any state securities commission has approved or disapproved of the common stock that may be offered under this prospectus, nor have any of these organizations determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is , 2018.

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement we filed with the SEC. The selling stockholders named herein may, from time to time and in one or more offerings, offer and sell or otherwise dispose of the shares of our common stock covered by this prospectus. You should not assume that the information contained in this prospectus is accurate on any date subsequent to the date set forth on the front cover of this prospectus or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus is delivered or shares of common stock are sold or otherwise disposed of on a later date. It is important for you to read and consider all information contained in this prospectus, including the documents incorporated by reference therein, in making your investment decision. You should also read and consider the information in the documents to which we have referred you under the caption “Where You Can Find More Information” in this prospectus.
You should rely only on the information provided in this prospectus or documents incorporated by reference into this prospectus. We have not, and the selling stockholders have not, authorized any dealer, salesperson or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any of our shares of common stock other than the shares of our common stock covered hereby, nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.
This prospectus contains and incorporates by reference forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. See “Risk Factors” and “Forward-Looking Statements.”
References in this prospectus to “we,” “us,” “our,” “the Company” or “comScore” or other similar terms refer to comScore, Inc. and its consolidated subsidiaries, unless we state otherwise or the context indicates otherwise.

WHERE YOU CAN FIND MORE INFORMATION
We are required to file periodic reports, proxy statements and other information relating to our business, financial and other matters with the SEC under the Securities Exchange Act of 1934 (the “Exchange Act”). Our filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at, and obtain a copy of any such document by mail from, the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549, at prescribed charges. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room and its charges.
We have filed with the SEC a registration statement on Form S-1 under the Securities Act of 1933 (the “Securities Act”) with respect to our securities described in this prospectus. This prospectus is part of such registration statement. References to the “registration statement” mean the original registration statement and all amendments, including all schedules and exhibits. This prospectus does not contain all of the information in the registration statement because we have omitted parts of the registration statement in accordance with the rules of the SEC. Please refer to the registration statement for any information that is not contained in this prospectus. The registration statement is available to the public through the Internet at the SEC’s web site described above and can be read and copied at the location described above.
Each statement made in this prospectus concerning a document filed as an exhibit to the registration statement is qualified in its entirety by reference to that exhibit for a complete description of its provisions.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
The SEC allows us to “incorporate by reference” in this prospectus the information contained in other documents filed separately with the SEC. This means that we can disclose important information to you by referring you to other documents filed with the SEC that contain such information. The information incorporated by reference is an important part of this prospectus. Information disclosed in documents that we file later with the SEC will automatically add to, update and change information previously disclosed. If there is additional information in a later filed document or a conflict or inconsistency between information in this prospectus or a prospectus supplement and information incorporated by reference from a later filed document, you should rely on the information in the later dated document.
We incorporate by reference the documents listed below (and the documents incorporated by reference therein) that we have previously filed:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the SEC on March 23, 2018 (the “Form 10-K”);

•	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2018, filed with the SEC on May 10, 2018;

•
our Current Reports on Form 8-K filed with the SEC on January 16, 2018, February 2, 2018, March 5, 2018, March 19, 2018, March 26, 2018, April 20, 2018, April 26, 2018; May 18, 2018 (as amended by our Current Report on Form 8-K/A filed with the SEC on May 23, 2018), June 5, 2018, June 11, 2018 and June 13, 2018 (other than the portions of those documents not deemed to be filed);

•
the description of our common stock contained in our Registration Statement on Form 8-A (File No. 001- 33520), filed with the SEC under Section 12 of the Exchange Act on May 30, 2018, including any amendments or reports filed for the purposes of updating such description; and

•	our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 20, 2018.

You may obtain a copy of these filings, excluding exhibits (but including exhibits that are specifically incorporated by reference in any such filing), free of charge, by oral or written request directed to: comScore, Inc., Attention: General Counsel, 11950 Democracy Drive, Suite 600, Reston, VA 20190, Telephone (703) 438-2000. In addition, our website address is www.comscore.com and such reports are available under “SEC Filings” in the Investor Relations section of our website. Except for the specific incorporated reports and documents listed above, no information available on or through our website shall be deemed to be incorporated into this prospectus or the registration statement of which it forms a part.

FORWARD-LOOKING STATEMENTS
Various statements contained in or incorporated by reference into this prospectus constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are all statements other than statements of historical fact. We attempt, whenever possible, to identify these forward-looking statements by words such as “may,” “will,” “should,” “could,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “intend,” “potential,” “continue,” “seek” or the negative of those words and other comparable words. Similarly, statements that describe our business strategy, goals, prospects, opportunities, outlook, objectives, plans or intentions are also forward-looking statements. These statements may relate to, but are not limited to, expectations of future operating results or financial performance, macroeconomic trends that we expect may influence our business, plans for financing and capital expenditures, expectations regarding liquidity and compliance with financing covenants, expectations regarding the introduction of new products, effects of restructuring actions, regulatory compliance and expected changes in the regulatory landscape affecting our business, planned remediation activities, expected impact of litigation, plans for growth and future operations, effects of acquisitions, divestitures and partnerships, as well as assumptions relating to the foregoing.
Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. These statements are based on current expectations and assumptions regarding future events and business performance and involve known and unknown risks, uncertainties and other factors that may cause actual events or results to be materially different from any future events or results expressed or implied by these statements. These factors include those set forth in the following discussions and elsewhere within this prospectus or incorporated by reference herein.
We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to accurately predict or control and that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus. You should carefully review the risk factors described under the heading “Risk Factors” contained elsewhere in this prospectus and in the documents incorporated by reference herein. Except as required by applicable law, including the rules and regulations of the SEC, we do not plan to publicly update or revise any forward-looking statements, whether as a result of any new information, future events or otherwise, other than through the filing of periodic reports in accordance with the Exchange Act. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

v

SUMMARY
The following summary highlights selected information contained elsewhere in this prospectus and in the documents incorporated by reference in this prospectus, but does not contain all the information you may want in connection with making your investment decision. You should read carefully this entire prospectus and the documents incorporated by reference in this prospectus before making an investment decision, including the information under the heading “Risk Factors.”
Our Company
We are a global information and analytics company that measures audiences, consumer behavior and advertising across media platforms. We create our products using a global data platform that combines information about content and advertising consumption on digital (smartphones, tablets and computers), television and movie screens with demographics and other descriptive information. We have developed proprietary data science that enables measurement of person-level and household-level audiences, removing duplicated viewing across devices and over time. This combination of data and methods helps companies across the media ecosystem better understand and monetize their audiences, and develop marketing plans and products to more efficiently and effectively reach those audiences. Our ability to unify behavioral and other descriptive data enables us to provide accredited audience ratings, advertising verification, and granular consumer segments that describe hundreds of millions of consumers. Our customers include buyers and sellers of advertising, including digital publishers, television networks, content owners, advertisers, agencies and technology providers.
The platforms we measure include television sets, smartphones, computers, tablets, over-the-top devices and movie theaters, and the information we analyze crosses geographies, types of content and activities, including websites, mobile applications, video games, television and movie programming, electronic commerce and advertising.
We are a Delaware corporation headquartered in Reston, Virginia with principal offices located at 11950 Democracy Drive, Suite 600, Reston, VA 20190. Our telephone number is 703-438-2000.

The Offering

Common stock that may be offered by the selling stockholders
Up to 24,816,578 shares of common stock consisting of:
•    8,309,367 shares of common stock issuable upon conversion of the convertible notes;
•    4,937,848 shares of common stock issuable if all interest on the convertible notes is paid in PIK Interest Shares;
•    250,000 shares of common stock issuable upon exercise of the warrants; and
•    11,319,363 shares of common stock beneficially owned by the WPP Stockholders.
See “Selling Stockholders” on page 6.

Common stock outstanding before this offering	57,893,453 shares of common stock
Common stock outstanding after this offering	71,390,668 shares of common stock (assuming all of the unissued shares of common stock registered on the registration statement of which this prospectus forms a part are issued)
Use of proceeds	We will not receive any proceeds from the sale of the shares of common stock offered hereby, but to the extent that the warrants are exercised, we will receive payment of the warrant exercise price.
Market for the common stock	Our common stock is listed on the Nasdaq Global Select Market under the symbol “SCOR.”
Risk factors
You should read “Risk Factors” beginning on page 3, as well as other cautionary statements throughout or incorporated by reference in this prospectus, before deciding whether to invest in shares of our common stock.

RISK FACTORS
An investment in our common stock involves a high degree of risk. Before making an investment decision you should carefully read and consider the risks described below, together with all of the other information included or incorporated by reference in this prospectus, including, without limitation, the information in the section entitled “Item 1A. – Risk Factors” in the Form 10-K, which is incorporated by reference herein. If any of the risks listed in the Form 10-K or any of the following risks actually occur, our business, financial condition, and/or results of operations could be materially adversely affected. In that case, the market price of our common stock offered by this prospectus could decline, and you may lose all or part of your investment. You should read the section entitled “Forward-Looking Statements” above for a discussion of what types of statements are forward-looking statements, as well as the significance of such statements in the context of this prospectus. Additional risks and uncertainties of which we are presently unaware or that we currently deem immaterial may also have a material adverse effect on our business.
The issuance of shares of common stock upon conversion of, or payment of interest on, the convertible notes and exercise of the warrants could substantially dilute your investment and could impede our ability to obtain additional financing.

The convertible notes are convertible into, and the warrants are exercisable for, shares of our common stock and give the holders an opportunity to profit from a rise in the market price of our common stock such that conversion or exercise thereof will result in dilution of the equity interests of our stockholders. Further, the issuance of shares of our common stock, at our election, in lieu of cash, in payment of interest on the convertible notes, would result in dilution of the equity interests of our other stockholders. We have no control over whether the holders will exercise their right, in whole or in part, to convert their convertible notes or exercise their warrants. For these reasons, we are unable to forecast or predict with any certainty the total number of shares that may be issued under the convertible notes and warrants. The existence and potentially dilutive impact of the convertible notes and our warrants may prevent us from obtaining additional financing in the future on acceptable terms, or at all.

The terms of the convertible notes, the warrants and the registration right agreement could impede our ability to enter into certain transactions or obtain additional financing and could result in our paying premiums or penalties to the holders of the convertible notes and warrants.

The terms of the convertible notes and the warrants require us, upon the consummation of any “Fundamental Transaction” (as defined in the convertible notes), to cause any successor entity resulting from the Fundamental Transaction to assume all of our obligations under the convertible notes and the warrants and the associated transaction documents. Further, the terms of the convertible notes and the warrants could impede our ability to enter into certain transactions or obtain additional financing in the future.

The convertible notes and the warrants require us to deliver the number of shares of our common stock issuable upon conversion or exercise within a specified time period. If we are unable to deliver the shares of common stock within the timeframe required, we may be obligated to reimburse the holders for the cost of purchasing the shares of our common stock in the open market or pay them the profit they would have realized upon the conversion or exercise and sale of such shares.

The Starboard registration rights agreement provides that in the event that (i) an initial registration or any subsequent registration statement fails to register the minimum number of shares of common stock required under the Starboard registration rights agreement (the “registration failure”), (ii) we do not file a registration statement required to be filed under the Starboard registration rights agreement within the prescribed time period, (iii) the SEC has not declared effective a registration statement required to be filed under the Starboard registration rights agreement within the prescribed time period, or (iv) a registration statement required to be filed under the Starboard registration rights agreement ceases to be effective and available to the selling stockholders party thereto under certain circumstances, we must pay to the selling stockholders party thereto on the 121st day after the occurrence of each such event and on every 30th day thereafter until the applicable event is cured, an amount in cash equal to 1.0% of the Conversion Amount (as defined in the convertible notes), subject to a maximum of 3% of the aggregate principal amount outstanding under the convertible notes for any 30-day period.

The payments we may be obligated to make to the holders of the convertible notes and our warrants described above may adversely affect our financial condition, liquidity and results of operations.

We may be obligated to redeem the convertible notes at a premium upon the occurrence of an Event of Default (as defined in the convertible notes) or a Change of Control (as defined in the convertible notes).

If we fail to comply with the various covenants in the convertible notes, including the financial covenants contained therein, we could be in default thereunder. Upon an Event of Default under the convertible notes, we could be required to redeem the convertible notes at a premium as set out in the convertible notes. In addition, upon the occurrence of specific kinds of Change of Control events, we will be required to offer to redeem the convertible notes at a premium as set out in the convertible notes.
In either event, the source of funds for any such redemption would be our available cash or, possibly, other financing. We may not be able to redeem the convertible notes pursuant to the terms thereof because we may not have the financial resources to do so, and no assurances can be provided as to our ability to obtain other requisite financing in amounts, or at times, as may be needed. Our failure to repurchase the convertible notes upon a Change of Control in accordance with the terms thereof would also result in an Event of Default under the convertible notes. In the event the holders of the convertible notes exercised their rights thereunder and we were unable to redeem the convertible notes, it could have important consequences including, potentially, forcing us into bankruptcy or liquidation.

USE OF PROCEEDS
All sales of the common stock covered by this prospectus will be by or for the account of the selling stockholders listed under the caption “Selling Stockholders.” We will not receive any proceeds from the sale of shares of common stock by the selling stockholders. We may, however, receive cash proceeds equal to the total exercise price of the warrants. The exercise price of the warrants is $0.01 per share. In the event that warrants to purchase all 250,000 warrant shares are exercised, we would receive gross proceeds of $2,500. We intend to use any such proceeds for working capital and other general corporate purposes. There can be no assurance that any warrants will be exercised.
The selling stockholders will pay any underwriting discounts and commissions and any similar expenses they incur in disposing of the common stock registered hereunder. We will bear all other costs, fees and expenses incurred by us in effecting the registration of the common stock registered hereunder. These may include, without limitation, registration and filing fees, printing fees and fees and expenses of our counsel and accountants.

SELLING STOCKHOLDERS
The shares of common stock being offered by the Starboard Stockholders, are those issuable thereto pursuant to the terms and upon conversion of the convertible notes and upon exercise of the warrants issued in the Starboard Transaction. The shares of common stock being offered by the WPP Stockholders are shares that are presently outstanding and owned by them. The WPP Stockholders acquired these shares pursuant to a series of transactions with the Company and others beginning in 2015, as previously disclosed, and otherwise on the open market. We are registering the shares of common stock being offered hereby (1) pursuant to our obligations to do so incurred in connection with the issuance of the convertible notes and the warrants, (2) pursuant to our obligations to do so under the WPP stockholders rights agreement, and (3) in order to permit the selling stockholders to offer the shares for resale from time to time. Except for the purchase from us of the convertible notes and the warrants pursuant to the Starboard purchase agreement, and the transactions contemplated thereby, and entry into and performance under that certain agreement made and entered into as of September 28, 2017 (as amended) by and among us and affiliates of the Starboard Stockholders as described in our Current Reports on Form 8-K filed with the SEC on October 4, 2017 and April 20, 2018, the Starboard Stockholders and their affiliates have not had any material relationship with us within the past three years. Except as described in our Annual Report on Form 10-K for the year ended December 31, 2017 and our Quarterly Report on Form 10-Q for the period ended March 31, 2018, each of which is incorporated by reference herein, the WPP Stockholders and their affiliates have not had any material relationship with us within the past three years.
The table below identifies each of the selling stockholders and provides other information regarding the beneficial ownership of shares of common stock by each of the selling stockholders. The second column lists the number of shares of common stock beneficially owned by each selling stockholder, based on its ownership of common stock as of July 18, 2018, assuming conversion of all convertible notes at the conversion price in effect as of the trading day immediately preceding the date this prospectus is initially filed with the SEC, the exercise of all warrants, and the payment of all interest in PIK Interest Shares, without regard to any limitations on the issuance of common stock pursuant to the terms of the notes or the warrants.
The third column lists the maximum number of shares of common stock being offered pursuant to this prospectus by the selling stockholders.
The fourth column lists the shares of common stock to be held by each selling stockholder after completion of this offering, assuming conversion of all convertible notes at the conversion price in effect as of the trading day immediately preceding the date this prospectus is initially filed with the SEC, the sale of the shares of common stock underlying the convertible notes held by each of the selling stockholders on such date, including an estimate of all PIK Interest Shares which could be issued as interest on the convertible notes, based on the arithmetic average of the weighted average price of our common stock during the 10 trading days immediately preceding the date this prospectus is initially filed with the SEC, and the exercise of all warrants and the sale of all shares underlying those warrants, in each case, without regard to any limitations on the issuance of common stock pursuant to the terms of the convertible notes or the warrants. The fifth column lists the percentage ownership of our common stock by each selling stockholder after completion of this offering, assuming that each selling stockholder sells all of the shares covered by this prospectus, to the extent such percentage will exceed 1% of the total number of shares of common stock outstanding.
The information presented regarding the selling stockholders is based, in part, on information the selling stockholders provided to us in writing specifically for use herein.
In accordance with the terms of the Starboard registration rights agreement and the WPP stockholders rights agreement, this prospectus generally covers the resale of at least the sum of (i) 130% of the maximum number of shares of common stock issued and issuable pursuant to the convertible notes, including PIK Interest Shares, as of the trading day immediately preceding the date this prospectus is initially filed with the SEC, (ii) the maximum number of shares of common stock issued and issuable upon exercise of the related warrants as of the trading day immediately preceding the date this prospectus is initially filed with the SEC and (iii) the number of shares beneficially owned by the WPP Stockholders. Because the conversion price of the convertible notes may be adjusted, the Company may elect to pay interest on the convertible notes in cash rather than in PIK Interest Shares, and the interest rate on the convertible notes is subject to change, the number of shares that will actually be issued may be more or less than the number of shares being offered by this prospectus.

Under the terms of the convertible notes and the warrants, a selling stockholder that owns convertible notes or warrants may not convert the convertible notes or exercise the warrants to the extent such conversion or exercise would cause such selling stockholder, together with its affiliates, to beneficially own a number of shares of common stock which would exceed 4.99% of our then outstanding shares of common stock following such conversion or exercise, excluding for purposes of such determination shares of common stock issuable pursuant to the terms of the convertible notes which have not been converted and upon exercise of the warrants which have not been exercised. The number of shares in the second column does not reflect this limitation. The selling stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Name of Selling Stockholder	Number of Shares of Common Stock Owned Prior to Offering		Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus		Number of Shares of Common Stock Owned After Offering		Percentage of Shares of Common Stock Owned After Offering
Entities managed by Starboard Value LP (1)	6,651,809	(2)	13,497,215	(3)	9,990	(4)	*
Cavendish Square Holding B.V. (5)	11,319,363		11,319,363		—		—

* Less than one percent.
(1) Starboard Value LP (“Starboard Value LP”) is the investment manager of Starboard Value and Opportunity Master Fund, Ltd. (“Starboard V&O Fund”), Starboard Value and Opportunity S LLC (“Starboard S LLC”), Starboard Value and Opportunity C LP (“Starboard C LP”) and of a managed account. Starboard Value R LP (“Starboard R LP”) acts as the general partner of Starboard C LP. Starboard R GP LLC (“Starboard R GP”) acts as the general partner of Starboard R LP. Starboard Value GP LLC acts as the general partner of Starboard Value LP. Starboard Principal Co LP (“Principal Co”) acts as a member of Starboard Value GP. Starboard Principal Co GP LLC (“Principal GP”) acts as the general partner of Principal Co. Each of Jeffrey C. Smith, Mark R. Mitchell and Peter A. Feld acts as a member of Principal GP and as a member of each of the Management Committee of Starboard Value GP and the Management Committee of Principal GP. Each of the foregoing, other than Starboard Value LP, disclaims beneficial ownership of these securities.
(2) Represents: (i) 7,863 shares of Common Stock held by Starboard V&O Fund, 4,893,994 shares of Common Stock issuable upon conversion of convertible notes held by Starboard V&O Fund and 191,416 shares of Common Stock issuable upon exercise of warrants to be issued to Starboard V&O Fund, (ii) 786 shares of Common Stock held by Starboard S LLC, 553,973 shares of Common Stock issuable upon conversion of convertible notes held by Starboard S LLC and 21,667 shares of Common Stock issuable upon exercise of warrants to be issued to Starboard S LLC, (iii) 440 shares of Common Stock held by Starboard C LP, 309,611 shares of Common Stock issuable upon conversion of convertible notes held by Starboard C LP and 12,110 shares of Common Stock issuable upon exercise of warrants to be issued to Starboard C LP and (iv) 901 shares of Common Stock held by an account managed by Starboard Value LP, 634,241 shares of Common Stock issuable upon conversion convertible notes held by an account managed by starboard Value LP and 24,807 shares of Common Stock issuable upon exercise of warrants to be issued to an account managed by Starboard Value LP.
(3) Represents: (i) (x) 130% of 4,893,994 shares of Common Stock issuable upon conversion of convertible notes held by Starboard V&O Fund, (y) 130% of 2,908,260 PIK Interest Shares issuable with respect to convertible notes held by Starboard V&O Fund and (z) 191,416 shares of Common Stock issuable upon exercise of warrants to be issued to Starboard V&O Fund, (ii) (x) 130% of 553,973 shares of Common Stock issuable upon conversion of convertible notes held by Starboard S LLC , (y) 130% of 329,199 PIK Interest Shares issuable with respect to convertible notes held by Starboard S LLC and (z) 21,667 shares of Common Stock issuable upon exercise of warrants to be issued to Starboard S LLC, (iii) (x) 130% of 309,611 shares of Common Stock issuable upon conversion of convertible notes held by Starboard C LP, (y) 130% of 183,987 PIK Interest Shares issuable with respect to convertible notes held by Starboard

C LP and (z) 12,110 shares of Common Stock issuable upon exercise of warrants to be issued to Starboard C LP and (iv) (x) 130% of 634,241 shares of Common Stock issuable upon conversion of convertible notes held by an account managed by Starboard Value LP, (y) 130% of 376,898 PIK Interest Shares issuable with respect to convertible notes held by an account managed by Starboard Value LP and (z) 24,807 shares of Common Stock issuable upon exercise of warrants to be issued to an account managed by Starboard Value LP.
(4) Represents: (i) 7,863 shares of Common Stock held by Starboard V&O Fund, (ii) 786 shares of Common Stock held by Starboard S LLC, (iii) 440 shares of Common Stock held by Starboard C LP and (iv) 901 shares of Common Stock held by an account managed by Starboard Value LP.
(5) WPP plc indirectly holds 100% of the outstanding stock of Cavendish Square through a series of intervening holding companies, and may be deemed to beneficially own the shares held by Cavendish Square.

PLAN OF DISTRIBUTION
We are registering the shares of common stock issuable pursuant to the terms of the convertible notes and upon exercise of the warrants, as well as shares beneficially owned by the WPP Stockholders, to permit the resale of these shares from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of these shares of common stock. We will bear all fees and expenses incurred by us incident to the registration of the shares of common stock offered hereby.
The selling stockholders have advised us that they may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the selling stockholders sell shares of common stock through underwriters or broker-dealers, the selling stockholders will be responsible for any underwriting discounts or commissions or agent’s commissions. The selling stockholders have advised us that the shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,

•	on any national securities exchange or quotation service on which our common stock may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the- counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	in ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	in block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	through purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	through an exchange distribution in accordance with the rules of the applicable exchange;

•	in underwritten public offerings;

•	through privately negotiated transactions;

•	through short sales;

•	through sales pursuant to Rule 144 of the Securities Act;

•	through block trades in which broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	through a combination of any such methods of sale; and

•	by any other method permitted pursuant to applicable law.
If the selling stockholders effect such transactions by selling shares of common stock offered hereby to or through underwriters, broker-dealers or agents, such underwriters, broker- dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock offered hereby or otherwise, the selling stockholders have advised us that they may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholders have advised us that they may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders have advised us that they may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.
The selling stockholders have advised us that they may pledge or grant a security interest in some or all of the convertible notes, warrants or shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.
The selling stockholders and any broker-dealer participating in the distribution of the shares of common stock offered hereby may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.
At the time a particular offering of shares of common stock is made, a prospectus supplement, if required, will be distributed, which will set forth the names of the selling stockholders, the aggregate amount of shares being offered and the terms of the offering, including, to the extent required, (1) the name or names of any underwriters, broker-dealers or agents, (2) any discounts, commissions and other terms constituting compensation from the selling stockholders and (3) any discounts, commissions or concessions allowed or reallowed to be paid to broker-dealers.
Under the securities laws of some states, the shares of common stock being offered hereby may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock being offered hereby may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.
There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement of which this prospectus forms a part.
The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock being offered hereby by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock being offered hereby to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.
We will pay all expenses of the registration of the shares of common stock incurred by us pursuant to the registration rights agreement, estimated to be $236,366 in total, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a selling stockholder will pay all underwriting discounts and selling commissions, if any. We have agreed to indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreement, or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling stockholders specifically for use in the registration statement of which this prospectus forms a part, or we may be entitled to contribution.
Once sold under the registration statement of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

DESCRIPTION OF CAPITAL STOCK
The following information describes our common stock and preferred stock, as well as certain provisions of our amended and restated certificate of incorporation and bylaws. This description is only a summary. You should also refer to our amended and restated certificate of incorporation and bylaws, which have been filed with the SEC as exhibits to our registration statement, of which this prospectus forms a part.
General
Our authorized capital stock consists of 150,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share, all of which shares of preferred stock are undesignated. Our board of directors may establish the rights and preferences of the preferred stock from time to time. As of July 5, 2018, there were 57,893,453 shares of common stock issued and outstanding, held of record by 100 stockholders, although we believe that there may be a significantly larger number of beneficial owners of our common stock. We derived the number of stockholders by reviewing the listing of outstanding common stock recorded by our transfer agent as of July 5, 2018.
The following is a summary of the material provisions of the common stock and preferred stock provided for in our certificate of incorporation and bylaws. For additional detail about our capital stock, please refer to our certificate of incorporation and bylaws, each as amended, each of which is incorporated by reference into the registration statement of which this prospectus forms a part.
Common Stock
Each holder of our common stock is entitled to one vote for each share on all matters to be voted upon by the stockholders, and there are no cumulative rights. Subject to any preferential rights of any outstanding preferred stock, holders of our common stock are entitled to receive ratably the dividends, if any, as may be declared from time to time by the board of directors out of funds legally available therefor. If there is a liquidation, dissolution or winding up of our company, holders of our common stock would be entitled to share in our assets remaining after the payment of liabilities and any preferential rights of any outstanding preferred stock.
Holders of our common stock have no preemptive or conversion rights or other subscription rights, and there are no redemption or sinking fund provisions applicable to the common stock. The outstanding shares of common stock are fully paid and non-assessable. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.
Our common stock is listed on the Nasdaq Global Select Market under the symbol “SCOR.” The transfer agent and registrar for the common stock is American Stock Transfer & Trust Company, LLC. Its address is 59 Maiden Lane, Plaza Level, New York, NY 10038, and its telephone number is (800) 937-5449.
Preferred Stock
Under the terms of our amended and restated certificate of incorporation, our board of directors is authorized to issue shares of preferred stock in one or more series without stockholder approval. Our board of directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock. The rights, preferences, privileges and restrictions of the preferred stock of each series will be fixed by the certificate of designation relating to that series.
The issuance of preferred stock will affect, and may adversely affect, the rights of holders of common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock on the rights of holders of common stock until the board of directors determines the specific rights attached to that preferred stock. The effects of issuing preferred stock could include one or more of the following:

•	restricting dividends on the common stock;

•	diluting the voting power of the common stock;

•	impairing the liquidation rights of the common stock; or

•	delaying or preventing changes in control or management of us.
We have no present plans to issue any shares of preferred stock nor are any shares of our preferred stock presently outstanding. Preferred stock will be fully paid and nonassessable upon issuance.
Effect of Certain Provisions of our Amended and Restated Certificate of Incorporation and Bylaws and the Delaware Anti-Takeover Statute
Some provisions of Delaware law and our amended and restated certificate of incorporation and bylaws contain provisions that could make the following transactions more difficult:

•	acquisition of us by means of a tender offer;

•	acquisition of us by means of a proxy contest or otherwise; or

•	removal of our incumbent officers and directors.
These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids and to promote stability in our management. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors.
Amended and Restated Certificate of Incorporation and Bylaws
Our amended and restated certificate of incorporation and our bylaws provide for the following:

•
Undesignated Preferred Stock. The ability to authorize undesignated preferred stock makes it possible for our board of directors to issue one or more series of preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of comScore. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of us.

•
Stockholder Meetings. Our charter documents provide that a special meeting of stockholders may be called only by resolution adopted by the board of directors, the chairman of the board of directors or the chief executive officer.

•
Requirements for Advance Notification of Stockholder Nominations and Proposals. Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors.

•
Board Classification. Our board of directors is divided into three classes. The directors in each class serve for a three-year term, one class being elected each year by our stockholders. This system of electing and removing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us, because it generally makes it more difficult for stockholders to replace a majority of the directors.

•
Limits on Ability of Stockholders to Act by Written Consent. We have provided in our certificate of incorporation that our stockholders may not act by written consent. This limit on the ability of our stockholders to act by written consent may lengthen the amount of time required to take stockholder actions. As a result, a holder controlling a majority of our capital stock would not be able to amend our bylaws or remove directors without holding a meeting of our stockholders called in accordance with our bylaws.

•
Amendment of Certificate of Incorporation and Bylaws. The amendment of the above provisions of our amended and restated certificate of incorporation and bylaws requires approval by holders of at least two-thirds of our outstanding capital stock entitled to vote generally in the election of directors.

Delaware Anti-Takeover Statute
We are subject to Section 203 of the General Corporation Law of the State of Delaware, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

•	before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•
upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•
on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines business combination to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, lease, exchange, mortgage, transfer, pledge or other disposition of 10% or more of either the assets or outstanding stock of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•
any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits by or through the corporation.
In general, Section 203 defines interested stockholder as an entity or person who, together with affiliates and associates, beneficially owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.
Warrants
In connection with the entry into the Starboard purchase agreement, the Company agreed to issue the warrants to the Starboard Stockholders on the earlier of the closing of a rights offering as described therein and October 16, 2018. The warrants will entitle the holders thereof to purchase, on a one-for-one basis, shares of common stock at a price of $0.01 per share, and will be exercisable for five years from the date of issuance. The warrants are not subject to any anti-dilution protection, other than standard adjustments in the case of stock splits, stock dividends and similar transactions. This prospectus registers the resale of 250,000 shares of common stock issuable upon exercise of the warrants.

MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS
Through February 8, 2017, our common stock was listed on Nasdaq under the symbol “SCOR.” As a result of our delay in filing our periodic reports with the SEC, we were unable to comply with the listing standards of Nasdaq and our stock was suspended from trading on Nasdaq on February 8, 2017, and delisted effective May 30, 2017. Following the suspension of trading, our common stock was quoted for trading on the OTC Pink Tier through June 1, 2018. Effective June 1, 2018, our common stock was relisted and began trading on Nasdaq under the symbol “SCOR”. The following table sets forth, for the periods indicated, the high and low sales prices and bid quotations of our common stock as reported by Nasdaq and the OTC Pink Tier, as applicable. The OTC Pink Tier quotations reflect inter-dealer prices, without retail mark-up, mark down or commission and may not represent actual transactions.

Fiscal Period	2018		2017		2016
	High	Low	High	Low	High	Low
First Quarter	$29.18	$20.96	$33.99	$20.81	$43.53	$26.21
Second Quarter	$25.69	$19.30	$27.25	$21.60	$33.69	$21.74
Third Quarter (through July 18, 2018)	$22.98	$20.99	$30.40	$26.00	$33.02	$23.65
Fourth Quarter			$31.00	$27.25	$34.85	$26.99

On July 18, 2018, the last reported sale price of our common stock on the Nasdaq Global Select Market was $21.25 per share.
Dividend Policy
Since our inception, we have not declared or paid any cash dividends. We do not anticipate paying any cash dividends in the foreseeable future. Under the terms of the convertible notes, we must satisfy certain qualifying conditions or obtain the consent of the holders of at least a majority of the aggregate principal amount of the convertible notes then outstanding before we may declare or pay any dividends, subject to certain exceptions.

LEGAL MATTERS
Jones Day, Atlanta, Georgia, has passed upon the validity of the shares of common stock that may be offered by this prospectus.
EXPERTS
The consolidated financial statements, incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K, as of and for the year ended December 31, 2017, and the effectiveness of the Company's internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (which reports (1) express an unqualified opinion on the consolidated financial statements and (2) express an adverse opinion on the effectiveness of the Company's internal control over financial reporting because of material weaknesses). Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.
Our consolidated financial statements as of December 31, 2016 and for each of the two years in the period ended December 31, 2016, appearing in our Annual Report (Form 10-K) have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in its report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated by reference herein in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

PART II
Item 13.    Other Expenses of Issuance and Distribution
The following table sets forth the various expenses and costs incurred or to be incurred by us in connection with the registration of the shares of common stock offered hereby, other than selling commissions, which will be borne by the selling stockholders. All the amounts shown are estimated except the SEC registration fee.

Expense	Dollar Amount
SEC filing fee	$66,366
Legal fees and expenses	100,000
Accounting fees and expenses	65,000
Miscellaneous	5,000
Total	$236,366

Item 14.    Indemnification of Directors and Officers
Section 102(b)(7) of the General Corporation Law of the State of Delaware, or DGCL, allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our amended and restated certificate of incorporation provides for this limitation of liability.
Section 145 of the DGCL, or Section 145, provides that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who were or are a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the director, officer, employee or agent is adjudged to be liable to the corporation. Where a director or officer is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such director or officer has actually and reasonably incurred.
Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her under Section 145.
Our amended and restated bylaws provide that we must indemnify our directors and officers to the fullest extent permitted by the DGCL and must also pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified.
We have entered into indemnification agreements with our directors and certain of our officers pursuant to which have agreed to indemnify such persons against certain expenses and liabilities incurred or paid by such person in connection with any proceeding arising from the fact that such person is or was a director or officer of the Company, and to advance expenses as incurred by or on behalf of such person in connection therewith.
The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of our certificate of incorporation, our bylaws, agreement, vote of stockholders or disinterested directors or otherwise.
We maintain policies of insurance that provide coverage (1) to our directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act and (2) to us with respect to indemnification payments that we may make to such directors and officers.
See “Item 17. Undertakings” for a description of the SEC’s position regarding such indemnification provisions.
Item 15.    Recent Sales of Unregistered Securities
During the first quarter of 2015, comScore and WPP entered into a series of agreements whereby WPP would become a beneficial owner of a minimum of 15% of the Company's then outstanding common stock, the Company and WPP would form a strategic alliance for the development and delivery of cross-media audience measurement for certain areas outside of the U.S., comScore would purchase WPP’s Nordic Internet Audience Measurement business (collectively, the "WPP Capital Transactions") and WPP’s subsidiary, GroupM Worldwide, would enter into a five-year agreement, with minimum annual commitments.
On April 1, 2015, as part of the WPP Capital Transactions, the Company issued 6,043,683 shares of common stock to Cavendish Square, a private limited liability company incorporated under the laws of the Netherlands and an affiliate of WPP. These shares were issued in a private placement exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) of the Securities Act.
During 2016, the Company issued 3,300 shares of restricted common stock in settlement of a previously issued restricted stock unit award, and the Company issued 35,000 restricted stock units as an equity award approved by the Compensation Committee of the Company’s Board of Directors. These securities were issued to executive officers pursuant to an exemption from registration provided by Section 4(a)(2) of the Securities Act.
On January 16, 2018, we and certain of our subsidiaries entered into agreements with the Starboard Stockholders providing for: (i) the sale to the Starboard Stockholders of (A) $150,000,000 in aggregate principal amount of convertible notes, which notes are convertible into shares of our common stock and (B) the issuance to the Starboard Stockholders of warrants (the “warrants”) exercisable for 250,000 shares of our common stock (the “warrant shares”); and (ii) the grant to the Starboard Stockholders of an option (the “notes option”) to purchase up to an additional $50.0 million in aggregate principal amount of convertible notes (such convertible notes, the “option convertible notes”). On May 11, 2018, the Starboard Stockholders exercised the notes option, and on May 17, 2018 we issued to them $50.0 million of option convertible notes. As a result, as of the date hereof, there are outstanding $200.0 million of convertible notes.
Pursuant to such agreements, the Company agreed to issue to the Starboard Stockholders on or, in certain cases prior to, October 16, 2018 the warrants. The warrants will entitle the holders thereof to purchase, on a one-for-one basis, shares of common stock at a price of $0.01 per share, and will be exercisable for five years from the date of issuance. The warrants will not be subject to any anti-dilution protection, other than standard adjustments in the case of stock splits, stock dividends and similar transactions.
The securities offered and sold in this private placement were issued pursuant to an exemption from registration provided by Section 4(a)(2) of the Securities Act.

On June 7, 2018, the United States District Court for the Southern District of New York (the “Court”) entered separate orders granting final approval of (i) the settlement of the consolidated securities class action captioned Fresno County Employees’ Retirement Association et al. v. comScore, Inc. et al., No. 1:16-cv-01820-JGK (S.D.N.Y.) (the “Class Action”) and (ii) the settlement of the derivative actions captioned In re comScore, Inc. Shareholder Derivative Litigation, No. 1:16-cv-09855-JGK (S.D.N.Y.), In re comScore, Inc. Virginia Shareholder Derivative Litigation, No. CL-2016-0009465 (Va. Cir. Ct., Fairfax Cnty.) and Assad v. Fulgoni, et al., No. CL-2017-0005503 (Va. Cir. Ct., Fairfax Cnty.) (collectively, the “Derivative Actions”).
Pursuant to the terms of the settlements, on June 21, 2018 we issued (i) 3,669,444 shares of common stock to a settlement fund for the benefit of authorized claimants in the Class Action and (ii) 354,671 shares of common stock to plaintiffs’ lead counsel in the Derivative Actions as payment of attorneys’ fees.  The settlement of the Derivative Actions also provided for the implementation of certain corporate governance reforms and a payment to the Company of $10.0 million in insurance proceeds.
In accordance with the orders entered by the Court, these shares were issued without registration under the Securities Act, in reliance on the exemption from registration afforded by Section 3(a)(10) of the Securities Act.
Item 16.    Exhibits and Financial Statement Schedules
(a)    Exhibits
EXHIBIT INDEX

Exhibit No.	Exhibit Document

2.1
Agreement and Plan of Merger and Reorganization, dated as of September 29, 2015, by and among comScore, Inc., Rum Acquisition Corporation, a wholly owned subsidiary of comScore, Inc., and Rentrak Corporation (incorporated by reference to Exhibit 2.1 to the Registrant’s Current Report on Form 8-K, filed September 29, 2015) (File No. 001-33520)

2.2
Asset Purchase Agreement, dated as of November 5, 2015, by and among Adobe Systems Incorporated, Adobe Software Trading Company Limited, Adobe Systems Software Ireland Limited, comScore, Inc., comScore B.V., and CS Worldnet International C.V. (incorporated by reference to Exhibit 2.1 to the Registrant’s Current Report on Form 8-K, filed November 6, 2015) (File No. 001-33520)

2.3
Waiver of Asset Transfer and Amendment dated as of January 21, 2016 by and among Adobe Systems Incorporated, Adobe Software Trading Company Limited, Adobe Systems Software Ireland Limited, comScore Inc., comScore B.V. and CS Worldnet International C.V. (incorporated by reference to Exhibit 2.3 to the Registrant’s Annual Report on Form 10-K, filed March 23, 2018) (File No. 001-33520)

3.1
Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.3 to the Registrant’s Registration Statement on Form S-1, as amended, filed June 12, 2007) (File No. 333-141740)

3.2
Certificate of Amendment of Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 4.2 to the Registrant’s Registration Statement on Form S-8, filed June 4, 2018) (File No. 333-225400)

3.3	Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 4.3 to the Registrant’s Registration Statement on Form S-8, as amended, filed June 4, 2018) (File No. 333-225400)
3.4
Certificate of Designation of Series A Junior Participating Preferred Stock of comScore, Inc., as filed with the Secretary of State of the State of Delaware on February 9, 2017 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed February 9, 2017) (File No. 001-33520)

Exhibit No.	Exhibit Document
3.5
Certificate of Elimination of Series A Junior Participating Preferred Stock of comScore, Inc., as filed with the Secretary of State of the State of Delaware on September 29, 2017 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed October 4, 2017) (File No. 001-33520)

4.1	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1, as amended, filed June 12, 2007) (File No. 333-141740)
4.2
Tax Asset Protection Rights Agreement, dated as of February 8, 2017, between comScore, Inc. and American Stock Transfer & Trust Company, LLC, as Rights Agent (including the form of Certificate of Designation of Series A Junior Participating Preferred Stock attached as Exhibit A thereto, the form of Right Certificate attached as Exhibit B thereto and the Summary of Rights to Purchase Preferred Stock attached as Exhibit C thereto) (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K, filed February 9, 2017) (File No. 001-33520)

4.3
Amendment to Tax Asset Protection Rights Agreement, dated as of September 28, 2017, between comScore, Inc. and American Stock Transfer & Trust Company, LLC, as Rights Agent (incorporated by reference to Exhibit 4.2 to the Registrant’s Form 8-A/A, filed September 29, 2017) (File No. 001-33520)

4.4	Form of Note (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K, filed January 16, 2018) (File No. 001-33520)
4.5	Form of Warrant (incorporated by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K, filed January 16, 2018) (File No. 001-33520)
4.6	Form of Option Note (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K, filed May 18, 2018) (File No. 001-33520)
5.1	Opinion of Jones Day regarding validity
10.1*
Form of Indemnification Agreement for directors and executive officers (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K, filed October 4, 2017) (File No. 001-33520)

10.2*
Form of Change of Control and Severance Agreement for executive officers (incorporated by reference to Exhibit 10.2 to the Registrant’s Annual Report on Form 10-K, filed March 23, 2018) (File No. 001-33520)

10.3*
2007 Equity Incentive Plan, as amended and restated September 8, 2014 (incorporated by reference to Exhibit 10.2 to the Registrant’s Quarterly Report on Form 10-Q, filed October 29, 2014) (File No. 001-33520)

10.4*
Form of Notice of Grant of Stock Option under 2007 Equity Incentive Plan (incorporated by reference to Exhibit 10.7 to the Registrant’s Registration Statement on Form S-1, filed April 2, 2007) (File No. 333-141740)

10.5*
Form of Notice of Grant of Restricted Stock under 2007 Equity Incentive Plan (incorporated by reference to Exhibit 10.8 to the Registrant’s Registration Statement on Form S-1, filed April 2, 2007) (File No. 333-141740)

10.6*
Form of Notice of Grant of Restricted Stock Units under 2007 Equity Incentive Plan (incorporated by reference to Exhibit 10.9 to the Registrant’s Registration Statement on Form S-1, filed April 2, 2007) (File No. 333-141740)

10.8*	2018 Equity and Incentive Compensation Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Registration Statement on Form S-8, as amended, filed June 4, 2018) (File No. 333-225400)
10.9*	Form of Restricted Stock Units Award Notice for Employees (incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K, filed June 5, 2018) (File No. 001-33520)

Exhibit No.	Exhibit Document
10.10*
Form of Restricted Stock Units and Common Stock Award Notice for Employees (incorporated by reference to Exhibit 10.4 to the Registrant’s Current Report on Form 8-K, filed June 5, 2018) (File No. 001-33520)

10.11*	Form of Restricted Stock Units Award Notice for Directors (incorporated by reference to Exhibit 10.5 to the Registrant’s Current Report on Form 8-K, filed June 5, 2018) (File No. 001-33520)
10.12*	Form of Common Stock Award Notice for Employees (incorporated by reference to Exhibit 10.6 to the Registrant’s Current Report on Form 8-K, filed June 5, 2018) (File No. 001-33520)
10.13*	Form of Common Stock Award Notice for Directors (incorporated by reference to Exhibit 10.7 to the Registrant’s Current Report on Form 8-K, filed June 5, 2018) (File No. 001-33520)
10.14*	Form of Common Stock Award Notice for Consultants (incorporated by reference to Exhibit 10.8 to the Registrant’s Current Report on Form 8-K, filed June 5, 2018) (File No. 001-33520)
10.15*	Form of comScore Support Agreement (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K, filed September 29, 2015) (File No. 001-33520)
10.16	Form of Rentrak Support Agreement (incorporated by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K, filed September 29, 2015) (File No. 001-33520)
10.17
Deed of Lease between South of Market LLC (as Landlord) and comScore, Inc. (as Tenant), dated December 21, 2007 (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed February 5, 2008) (File No. 001-33520)

10.18
Amendment No. 6 to Deed of Lease between South of Market LLC (as Landlord) and comScore, Inc. (as Tenant), dated May 30, 2018 (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed June 5, 2018) (File No. 001-33520)

10.19
Amended and Restated Security Agreement (Deposit Accounts - Specific), dated as of January 11, 2018, by and among comScore, Inc., the subsidiaries of comScore, Inc. identified therein, Bank of America, N.A., and the other lenders party thereto (incorporated by reference to Exhibit 10.24 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2017, filed March 23, 2018) (File No. 001-33520)

10.20
Patent Purchase, License and Settlement Agreement, dated as of December 20, 2011, by and among comScore, Inc., The Nielsen Company (US) LLC and NetRatings LLC (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed December 21, 2011) (File No. 001-33520)

10.21
Purchase Agreement, dated as of December 20, 2011, by and among comScore, Inc. and The Nielsen Company (US) LLC (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K, filed December 21, 2011) (File No. 001-33520)

10.22
Voting Agreement, dated as of December 20, 2011, by and among comScore, Inc. and The Nielsen Company (US) LLC (incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K, filed December 12, 2011) (File No. 001-33520)

10.23
Stock Purchase Agreement, dated as of February 11, 2015, by and among Cavendish Square Holding B.V., WPP Group USA, Inc., CS Worldnet Holding B.V. and comScore, Inc. (incorporated by reference to Exhibit (d)(1) to Cavendish Square Holding B.V.’s and WPP plc’s Tender Offer Statement on Schedule TO, filed February 20, 2015) (File No. 005-83687)

Exhibit No.	Exhibit Document
10.24
Stockholders Rights Agreement, dated as of February 11, 2015, by and among comScore, Inc., WPP Group USA, Inc. and Cavendish Square Holding B.V. (incorporated by reference to Exhibit (d)(3) to Cavendish Square Holding B.V.’s and WPP plc’s Tender Offer Statement on Schedule TO, filed February 20, 2015) (File No. 005-83687)

10.25
Voting Agreement, dated as of February 11, 2015, by and among comScore, Inc., WPP Group USA, Inc. and Cavendish Square Holding B.V. (incorporated by reference to Exhibit (d)(4) to Cavendish Square Holding B.V.’s and WPP plc’s Tender Offer Statement on Schedule TO, filed February 20, 2015) (File No. 005-83687)

10.26
Strategic Alliance Agreement, dated February 11, 2015, by and between comScore, Inc. and WPP Group USA, Inc. (incorporated by reference to Exhibit (d)(5) to Cavendish Square Holding B.V.’s and WPP plc’s Tender Offer Statement on Schedule TO, filed February 20, 2015) (File No. 005-83687)

10.27
Purchase Agreement, dated as of April 1, 2015, by and between comScore, Inc. and Cavendish Square Holding B.V. (incorporated by reference to Exhibit 10.5 to the Registrant’s Current Report on Form 8-K, filed April 3, 2015) (File No. 001-33520)

10.28
Agreement between comScore, Inc. and Starboard Value LP, dated as of September 28, 2017 (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed October 4, 2017) (File No. 001-33520)

10.29*
Separation and General Release Agreement, dated as of January 12, 2017, by and between comScore, Inc. and Christiana Lin (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed January 12, 2017) (File No. 001-33520)

10.30*
Consulting Agreement, dated as of January 12, 2017, by and between comScore, Inc. and Christiana Lin (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K, filed January 12, 2017) (File No. 001-33520)

10.31*
Separation and General Release Agreement, dated as of June 15, 2017, between comScore, Inc. and Michael Brown (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed June 16, 2017) (File No. 001-33520)

10.32*
Consulting Agreement, dated as of June 15, 2017, between comScore, Inc. and Michael Brown (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K, filed June 16, 2017) (File No. 001-33520)

10.33*
Separation and General Release Agreement, dated as of September 8, 2017, between comScore, Inc. and David Chemerow (incorporated by reference to Exhibit 10.43 to the Registrant’s Annual Report on Form 10-K, filed March 23, 2018) (File No. 001-33520)

10.34*
Retirement and Transition Services Agreement, dated as of October 24, 2017, between comScore, Inc. and Gian M. Fulgoni (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed October 25, 2017) (File No. 001-33520)

10.35*
Amendment No. 1, dated as of November 13, 2017, to the Retirement and Transition Services Agreement dated as of October 24, 2017, between comScore, Inc. and Gian M. Fulgoni (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed November 15, 2017) (File No. 001-33520)

10.36*
Separation and General Release Agreement, dated as of December 5, 2017, between comScore, Inc. and Cameron Meierhoefer (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed December 6, 2017) (File No. 001-33520)

10.37
Securities Purchase Agreement, dated as of January 16, 2018, by and among comScore, Inc. and the investors listed on the Schedule of Buyers attached thereto (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed January 16, 2018) (File No. 001-33520)

Exhibit No.	Exhibit Document
10.38
Guaranty Agreement, dated as of January 16, 2018, made by the subsidiary guarantors signatory thereto (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K, filed January 16, 2018) (File No. 001-33520)

10.39
Pledge and Security Agreement, dated as of January 16, 2018, made by comScore, Inc., the subsidiaries signatory thereto and Starboard Value and Opportunity Master Fund Ltd., as Collateral Agent (incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K, filed January 16, 2018) (File No. 001-33520)

10.40
Registration Rights Agreement, dated as of January 16, 2018, by and among comScore, Inc. and the investors listed on the Schedule of Buyers attached thereto (incorporated by reference to Exhibit 10.4 to the Registrant’s Current Report on Form 8-K, filed January 16, 2018) (File No. 001-33520)

10.41
Notice of Termination, dated as of January 3, 2018, to the Credit Agreement dated as of September 26, 2013, by and among comScore, Inc., the subsidiaries of comScore, Inc. identified therein, Bank of America, N.A., SunTrust Bank, and the other lenders party thereto (incorporated by reference to Exhibit 10.23 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2017, filed March 23, 2018) (File No. 001-33520)

10.42
Amendment Agreement, dated as of April 18, 2018, by and among comScore, Inc., Starboard Value LP and certain affiliates of Starboard Value LP (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed April 20, 2018) (File No. 001-33520)

10.43*
Consulting Agreement, dated as of March 25, 2018, by and between comScore, Inc. and Susan Riley (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed March 26, 2018) (File No. 001-33520)

10.44*
Executive Employment Agreement, dated as of April 20, 2018, by and between comScore, Inc. and Bryan Wiener (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed April 26, 2018) (File No. 001-33520)

10.45
First Amendment to Senior Secured Convertible Notes, dated as of May 17, 2018, by and between the Registrant and each of the investors listed on the signature pages attached thereto (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed May 18, 2018) (File No. 001-33520)

10.46*	Performance Restricted Stock Units Award Notice, dated as of June 5, 2018, by and between the Registrant and Bryan Wiener
10.47*	Restricted Stock Units and Common Stock Award Notice, dated as of June 5, 2018, by and between the Registrant and Bryan Wiener
21.1	List of Subsidiaries (incorporated by reference to Exhibit 21.1 to the Registrant’s Annual Report on Form 10-K, filed March 23, 2018) (File No. 001-33520)
23.1	Consent of Deloitte & Touche LLP
23.2	Consent of Ernst & Young LLP
23.3	Consent of Jones Day (included in Exhibit 5.1)
24.1	Power of Attorney (included on signature page)

*    Management contract or compensatory plan or arrangement.
(b)    Financial Statement Schedule

No financial schedules are provided because the information either is not required or is shown in the financial statements or notes thereto incorporated by reference herein.
Item 17.    Undertakings
(a)    The undersigned registrant hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)    To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)    That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)    Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)    The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv)    Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(5)    That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(6)    That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(b)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Reston, State of Virginia, on July 19, 2018.

COMSCORE, INC.

By:	/s/ Bryan Wiener
Bryan Wiener Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY
Each person whose signature appears below constitutes and appoints Bryan Wiener, Gregory A. Fink and Carol DiBattiste, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, and in any and all capacities, to sign any and all amendments or supplements to this registration statement, whether pre-effective or post-effective, including any subsequent registration statement for the same offering which may be filed under Rule 462(b) under the Securities Act of 1933, and to cause the same to be filed, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby granting to said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing whatsoever requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all acts and things that said attorneys-in-fact and agents, or any of them or their substitutes or substitute, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Bryan Wiener	Chief Executive Officer and Director	July 19, 2018
Bryan Wiener	(Principal Executive Officer)

/s/ Gregory A. Fink	Chief Financial Officer and Treasurer	July 19, 2018
Gregory A. Fink	(Principal Financial Officer and Principal Accounting Officer)

/s/ Brent Rosenthal	Chairman of the Board of Directors	July 19, 2018
Brent Rosenthal

/s/ William P. Livek	Vice Chairman of the Board of Directors	July 19, 2018
William P. Livek

/s/ Dale Fuller	Director	July 19, 2018
Dale Fuller

/s/ Jacques Kerrest	Director	July 19, 2018
Jacques Kerrest

/s/ Michelle McKenna	Director	July 19, 2018
Michelle McKenna

/s/ Robert Norman	Director	July 19, 2018
Robert Norman

/s/ Paul Reilly	Director	July 19, 2018
Paul Reilly